Exhibit 10.1

OMNIBUS AGREEMENT

by and between

DUKE REALTY LIMITED PARTNERSHIP,

and

CSP OPERATING PARTNERSHIP, LP

as of January 29, 2013

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) made and entered into as of January 29, 2013 (the “Effective Date”), by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Seller”), and CSP OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Buyer”).

WHEREAS, Seller and Buyer are the members of Duke/Hulfish, LLC, a Delaware limited liability company (“Duke/Hulfish”);

WHEREAS, Duke/Hulfish is also the sole member of certain Delaware limited liability companies as set forth on Exhibit A-1 attached hereto (collectively, the “Duke/Hulfish Subsidiaries”), which Duke/Hulfish Subsidiaries are the owners of certain Projects (hereinafter defined) as described on Exhibit A-1 attached hereto (collectively, the “Duke/Hulfish Subsidiary Projects”);

WHEREAS, Duke/Hulfish is also the sole member of Duke/Princeton, LLC, a Delaware limited liability company (“Duke/Princeton”);

WHEREAS, Duke/Princeton is the sole member of certain Delaware limited liability companies as set forth on Exhibit A-2 attached hereto (collectively, the “Duke/Princeton Subsidiaries”), which Duke/Princeton Subsidiaries are the owners of certain Projects (hereinafter defined) as described on Exhibit A-2 attached hereto (collectively, the “Duke/Princeton Subsidiary Projects”);

WHEREAS, Seller and Buyer desire to cause Duke/Hulfish to form a new limited liability company under the laws of the State of Delaware (“Newco”), with Duke/Hulfish being the initial sole member of Newco;

WHEREAS, Seller and Buyer further desire to cause Duke/Hulfish to transfer all of its membership interests in the Duke/Hulfish Subsidiaries to Newco and to cause Duke/Princeton to transfer all of its membership interests in the Duke/Princeton Subsidiaries to Newco;

WHEREAS, after the above-described transfers to Newco, Seller and Buyer further desire to cause Duke/Hulfish to distribute its entire membership interest in Newco to Seller and Buyer in the same percentages that Seller and Buyer currently own Duke/Hulfish;

WHEREAS, after the above-described distributions to Seller and Buyer, Seller and Buyer further desire that Seller shall sell and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in Newco (“Seller’s Newco Interest”) in consideration of the Purchase Price (hereinafter defined) as described in this Agreement; and

WHEREAS, after Buyer’s acquisition of Seller’s Newco Interest, Buyer further desires to cause Newco to distribute its entire membership interests in the Duke/Hulfish Subsidiaries and the Duke/Princeton Subsidiaries to Buyer.

NOW, THEREFORE, in consideration of One Dollar ($1.00), the covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. Background and Definitions

(a) The Land. All of those certain tracts or parcels of real property owned by the Subsidiaries with respect to the Projects described on Exhibits A-1 and A-2 attached hereto, together with all right, title and interest of the Subsidiaries in and to any land lying in the bed of any street adjacent to or abutting or adjoining thereto, and all privileges, rights of way, tenements, hereditaments and easements appurtenant, including, all minerals, oil or gas on or under such land, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such Land (collectively, the “Land”).

(b) The Buildings. The buildings and improvements currently located on the Land, including, but not limited to, any and all structures, systems, facilities, fixtures, machinery, equipment and conduits and lines that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto, which sometimes shall specifically be referred to by its common name as set forth in Exhibits A-1 and A-2 attached hereto (each a “Building” and collectively, the “Buildings”).

(c) Personal and Intangible Property. The Subsidiaries’ interest in all items of personal property owned by the Subsidiaries and located on the Land or used in connection with the ownership or operation of each Project (as hereinafter defined), along with any intangible property now or hereafter owned by Subsidiaries and used in the ownership or operation of each Project including, without limitation, any plans, drawings and specifications, surveys, soils reports, environmental studies, manuals, permits, licenses, approvals, guaranties, warranties, contract rights, agreements, equipment lease agreements, files regarding tenants, vendors and suppliers, utility agreements or other rights relating to the ownership, development, use or operation of each Project (collectively, the “Personal and Intangible Property”). The parties hereto acknowledge and agree that the cash balances of any accounts standing in the name of the Subsidiaries on or before the applicable date of Closing shall remain the property of Subsidiaries.

(d) Projects. The Duke/Hulfish Subsidiary Projects and the Duke/Princeton Subsidiary Projects, consisting of the Land, the Buildings and the Personal and Intangible Property, shall collectively be referred to as the “Projects,” and individually as a “Project.”

(e) Lease or Leases. The licenses, occupancy agreements and leases, along with any amendments, subleases, sublicenses and assignments thereto, for the Projects which are in full force and effect as of the Effective Date.

(f) GSA Lease. That certain Lease for space at the Project known as Norman Pointe II with the General Services Administration as Tenant dated June 30, 2010.

(g) Tenant or Tenants. Each tenant that has executed or is otherwise bound by a Lease.

(h) Closing. The closing on the Closing Date (as defined in Article 10(a)) of the transactions contemplated under this Agreement.

(i) Duke/Hulfish Operating Agreement. The Amended and Restated Limited Liability Company Agreement of Duke/Hulfish, LLC dated December 17, 2010.

(j) Manager. Duke Realty Services LLC or any other affiliate of Seller that manages any one or more of the Projects.

(k) Mortgage Loans. Those certain mortgage loans that are secured by liens upon the Projects as more particularly set forth on Exhibit B attached hereto.

(l) Mortgage Loan Documents. All loan agreements, promissory notes, mortgages, deeds of trust, assignments of leases and rents, security agreements, guaranties, indemnity agreements, financing statements or similar loan documents executed in connection with the Mortgage Loans.

(m) Subsidiaries. The Duke/Hulfish Subsidiaries and the Duke/Princeton Subsidiaries.

ARTICLE 2. Purchase and Sale and Purchase Price

(a) Purchase and Sale. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase Seller’s Newco Interest.

(b) Purchase Price. The purchase price for Seller’s Newco Interest (the “Purchase Price”) shall be the amount of Net Capital Transaction Proceeds (as defined in the Duke/Hulfish Operating Agreement) that would be distributed to Seller pursuant to Section 5.1(b) of the Duke/Hulfish Operating Agreement if the Projects were sold for a gross sales price of $493,000,000.00 (the “Agreed Fair Market Value”), subject to the prorations described in Article 2(d) below. Buyer and Seller expressly agree that the amount of the Agreed Fair Market Value to be used in calculating the Net Capital Transaction Proceeds to be distributed to Seller shall: (i) be reduced by amounts owed under the Mortgage Loans as of the Closing Date (i.e., outstanding principal plus accrued and unpaid interest through and including the day immediately preceding the Closing Date) and (ii) reduced or increased, as the case may be, by prorations made pursuant to Article 2(d).

(c) Transaction Steps at Closing. At or prior to the Closing Date, Seller and Buyer shall form Newco and Seller and Buyer shall execute and deliver (or cause Duke/Hulfish, Duke/Princeton and Newco to execute and deliver, as applicable) to the Escrow Agent (hereinafter defined) the following documents, which documents shall be deemed delivered and effective in the following order:

(i) First, Duke/Hulfish and Newco shall execute and deliver an assignment and assumption of membership interests in the Duke/Hulfish Subsidiaries in the form attached hereto as Exhibit D (the “Assignment of Subsidiary Membership Interests”), and Duke/Princeton and Newco shall execute and deliver an assignment and assumption of membership interests in the Duke/Princeton Subsidiaries in the form of Exhibit D.

(ii) Second, Duke/Hulfish, Seller and Buyer shall execute and deliver a distribution agreement with respect to the entire membership interest in Newco in the form attached hereto as Exhibit E (the “Distribution Agreement”) and Seller and Buyer shall execute and deliver an amended and restated operating agreement of Newco in the form attached hereto as Exhibit F (the “First Amended and Restated Newco Operating Agreement”);

(iii) Third, in exchange for Buyer’s payment of the Purchase Price, Seller and Buyer shall execute and deliver an assignment and assumption of Seller’s Newco Interest in the form attached hereto as Exhibit G (the “Assignment of Seller’s Newco Interest”) and a second amended and restated operating agreement of Newco in the form attached hereto as Exhibit H (the “Second Amended and Restated Newco Operating Agreement”), which shall evidence the withdrawal of Seller from membership in Newco; and

(iv) Fourth, Buyer shall cause Newco to distribute all of the membership interests in the Subsidiaries to Buyer, and Buyer shall execute an amended and restated operating agreement for each Subsidiary (the “Amended and Restated Subsidiary Operating Agreements”), which Duke/Hulfish and Duke/Princeton, as applicable, and Newco shall join for the sole purpose of evidencing their withdrawal from membership in such Subsidiary.

The parties expressly acknowledge that for purposes of Section 5.1(b) of the Duke/Hulfish Operating Agreement: (i) the distribution to Buyer as set forth in the Distribution Agreement shall be deemed a distribution of eighty percent (80%) of the Agreed Fair Market Value (minus eighty percent (80%) of the outstanding Mortgage Loan debt and plus or minus other closing adjustments in accordance with this Agreement) and (ii) the distribution to Seller as set forth in the Distribution Agreement shall be deemed a distribution of twenty percent (20%) of the Agreed Fair Market Value (minus twenty percent (20%) of the outstanding Mortgage Loan debt and plus or minus other closing adjustments in accordance with this Agreement). Buyer and Seller will execute a closing statement which will reflect the agreed-upon prorations as described in Article 2(d), and Buyer and Seller may execute subsequent closing statements after Closing to reflect any agreed-upon post-Closing adjustments.

(d) Prorations. Buyer and Seller will prorate all income, taxes and expenses relating to each Project on a cash basis (i.e. based solely upon amounts payable in the year in which Closing occurs regardless of when they accrue) as of the date of Closing, based on the respective periods of ownership of the Subsidiaries as between Duke/Hulfish or Duke/Princeton, as applicable, and Buyer. All prorations under this Agreement shall reflect as closely as possible the prorations that would occur if Duke/Hulfish directly owned the Projects and Buyer purchased the Projects from Duke/Hulfish. The provisions of this subsection (d) shall survive Closing.

(i) Pre-Closing Rent. Except as provided in subparagraph (ii) below, Duke/Hulfish shall pay or credit to the Buyer at the Closing all base or minimum rent (“Base Rent”) and estimated reimbursement payments of operating expenses, taxes and insurance (“Additional Rent”) paid by the Tenant under a Lease for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the date of the Closing. Collectively, Base Rent and Additional Rent shall be referred to as the “Rent.” Notwithstanding anything herein to the contrary, the parties hereto acknowledge that rent for the GSA Lease is generally paid one month in arrears during the first week of the following month and any rents collected with respect to such GSA Lease as of the Closing and/or post-Closing that are allocable to the pre-Closing period and/or the date of Closing shall be paid to and for the account of Seller. Buyer shall receive a credit, or Duke/Hulfish shall pay Buyer, at Closing, an amount equal to the total amount of pre-paid or overpaid rents or other amounts paid in advance by the Tenant under any Lease.

(ii) Post-Closing Rent. With respect to each Project, after the Closing Buyer shall make good faith efforts (but without being required to institute any legal action against any Tenant) to collect all unpaid Rents for any period prior to the date of the Closing. Any Rents due and owing the Subsidiaries before the Closing by a Tenant under a Lease that are unpaid at the date of the Closing, are herein called “Delinquent Rents”. There shall be no cash credit to Buyer at the Closing on account of any Delinquent Rents, but following the Closing, rental and other payments received from a Tenant shall be first applied toward the payment of Rent and other charges then currently owed to the Subsidiaries, then toward the actual out-of-pocket costs of collection paid to parties other than the managing agent of the Project, and finally such Rents shall be applied toward the payment of Delinquent Rents.

(iii) Real Estate Taxes. For the Projects located in states other than North Carolina, Real Estate taxes and assessments (“Taxes”) for each Project will be prorated between Buyer and Duke/Hulfish on a cash basis (i.e., Taxes first coming due during the calendar year in which the Closing occurs will be prorated at Closing, regardless of the calendar year to which such Taxes apply or are accrued). For the Projects located in North Carolina, Buyer and Duke/Hulfish shall prorate Taxes as of the Closing Date based on Buyer’s and Duke/Hulfish’s respective periods of ownership for the fiscal year for such Taxes in which Closing occurs. If Taxes due during the year in which the Closing occurs have not been billed or are not ascertainable as of the Closing Date, proration of Taxes shall be based upon the most recently available bill for taxes. Notwithstanding the foregoing, there will be no proration for Taxes to the extent a Lease requires a Tenant to pay Taxes either directly to the taxing authorities or by annual reimbursement to the Subsidiaries, rather than paying estimated amounts therefor to the Subsidiaries as Additional Rent. With respect to each Project, Duke/Hulfish shall pay all Taxes due prior to the Closing and Buyer shall pay all taxes due on or after Closing.

(iv) Tenant Security Deposits. With respect to each Project, Duke/Hulfish shall pay Buyer, at Closing, an amount equal to the total amount of cash security deposits (and any accrued but unpaid interest thereon required by a Lease to be paid to the Tenant) pursuant to the applicable Lease, less portions thereof which were applied after the date of this Agreement in accordance with the Lease to cure defaults by the Tenant under the Lease. Such payment shall not be deemed a distribution to Buyer under the Duke/Hulfish Operating Agreement.

(v) Re-Proration and Reconciliation. The prorations made between Duke/Hulfish and Buyer under this Article 2 may be based on estimates. Except as otherwise expressly provided herein, if any prorations made at a Closing are based on estimates, then, when the actual amounts are finally determined, Seller and Buyer shall re-prorate post Closing based on actual amounts, and Seller or Buyer, as the case may be, shall make an appropriate payment to the other based on such re-proration. The re-proration shall be completed on or before June 1st of the year following the year of the Closing. Buyer shall be responsible for reconciling Additional Rent with the Tenants from and after the year of the Closing.

(e) Leasing Costs. Except as set forth in this Article 2(e), (i) all obligations for leasing commissions, landlord’s work, tenant improvements, free rent, and any other concessions or allowances granted to any Tenant (collectively, “Leasing Costs”) pursuant to Leases and lease amendments entered into prior to January 16, 2013 shall be paid by Duke/Hulfish, and (ii) all Leasing Costs pursuant to leases and lease amendments entered into on or after January 16, 2013 shall be paid by Buyer. Buyer shall pay for Leasing Costs in connection with the extension or renewal of the initial current term under any Lease, and for expansions of any Building, which are exercised by the Tenant on or after January 16, 2013. Notwithstanding the foregoing, Buyer shall be responsible for payment of all Leasing Costs listed in Exhibit I attached hereto (the “Buyer Paid Leasing Costs”). At Closing, Buyer shall reimburse Duke/Hulfish or Seller, as applicable, for all Buyer Paid Leasing Costs paid by Duke/Hulfish or Seller prior to Closing. The provisions of this paragraph of Article 2(e) shall expressly survive the Closing.

(f) Transaction Costs. All transfer, recording and deed stamp taxes, intangible taxes, recording costs and escrow closing costs, if any, shall be divided between Seller and Buyer in accordance with the local custom of the state and county in which each Project is located. Seller and Buyer will each bear the costs of its own financial and legal advisors in connection with the transactions contemplated under this Agreement. Notwithstanding the foregoing, Buyer will pay (i) Buyer’s due diligence costs (including any survey or title costs), (ii) all costs associated with formation of Newco and any filings related thereto (excluding Seller’s legal fees and costs), and (iii) any costs associated with the assignment and assumption of the Mortgage Loans (including any lender costs and fees, recording charges and lender’s reasonable attorney fees).

ARTICLE 3. Earnest Money

Within two (2) business days after the Effective Date, Buyer shall deposit with First American Title Insurance Company, National Commercial Services Division, 30 N. LaSalle Street, Suite 2700, Chicago, IL 60602, Attn: Steve Zellinger (“Escrow Agent”), earnest money in the amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (together with all interest earned thereon, the “Earnest Money”). The Escrow Agent shall hold the Earnest Money in a registered money market fund investing exclusively in US government securities. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree to promptly execute and deliver such notice or notices as shall be reasonably necessary to authorize Escrow Agent to make such disbursement.

ARTICLE 4. Buyer’s Entry on the Projects

(a) From the Effective Date until 5:00 Eastern Time on January 29, 2013 (the “Inspection Period”), Buyer and its agents shall have the right, subject to the Leases and during normal business hours, to enter upon each Project to perform inspections, surveys, examinations, tests and studies of the Projects to confirm the satisfaction of Buyer’s Conditions set forth in Article 8(a). Buyer agrees to conduct all entries on the Projects in accordance with all applicable laws and in a manner that will not unreasonably interfere with the operations of the Projects and will not harm or damage the Projects or cause any claim adverse to the Subsidiaries or the Tenants, and agrees to repair or restore the Projects to their condition prior to any such entries (to the extent practicable) immediately after conducting the same. Buyer shall not contact the Tenants concerning the Projects without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), however, Buyer shall have the opportunity to arrange interviews with the Tenants through Seller representatives subject to the availability of the Tenants. Buyer hereby indemnifies and holds Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) harmless from and against any claims for injury or death to persons, damage to the Project or other actual (but not consequential or punitive) losses, damages or claims, including, without limitation, claims of any Tenant(s) then in possession, and including, without limitation, in each instance, reasonable attorneys’ fees and litigation costs, resulting from (i) the entry on the Projects by or any action of, any person or firm entering the Projects on Buyer’s behalf as aforesaid or, (ii) any breach by Buyer of its obligations under this Article 4, or (iii) any liens caused by or on behalf of Buyer, which indemnity shall survive the Closing and any termination of this Agreement; provided, however, that the foregoing indemnity shall not apply to: (i) the negligence of any of the Seller Related Parties or (ii) the mere discovery of a pre-existing condition. Prior to, and as a condition to any entry on the Projects by Buyer or its agents for the purposes set forth herein, if not previously delivered before the Effective Date, Buyer shall deliver to Seller a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 and excess umbrella coverage for bodily injury and Project damage in the amount of $5,000,000.00, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Project, and naming each Subsidiary, as an additional insured.

ARTICLE 5. Title

(a) Reserved.

(b) Reserved.

(c) Title Review. Buyer has ordered updated title commitments (“Title Commitments”) to be issued by First American Title Insurance Company, whose address is 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602 (“Title Insurer”). Buyer shall have until the expiration of the Inspection Period to (i) examine the Title Commitments and the Surveys for the Projects, and (ii) if Buyer determines that any Project is not suitable in Buyer’s sole and absolute discretion, to deliver a notice of termination with respect to this Agreement (the “Termination Notice”). If Buyer shall fail to timely deliver the Termination Notice, Buyer shall be deemed to have waived any right to object to any title exceptions or defects contained in the Title Commitment. If Buyer does timely deliver the Termination Notice to Seller, the Earnest Money shall be returned to Buyer by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Seller shall not be required to cure any matter objected to by Buyer during the Inspection Period, except that, at or prior to Closing, Seller shall cause Duke/Hulfish to give notice to the South Florida Water Management District pursuant to that certain Notice of Environmental Resource or Surface Water Management Permit recorded in Book 4282 at Page 96 in the Office of the Clerk of Court of Osceola County, Florida.

(d) Title Continuation. If any continuation, update or revision of the Title Commitments issued by the Title Insurer after the expiration of the Inspection Period discloses any new or previously undisclosed claim, lien or exception adversely affecting title to any Project and which Buyer is not willing to waive (a “Subsequent Defect”), Buyer may deliver a Termination Notice to Seller, in which event the Earnest Money shall be returned to Buyer by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

ARTICLE 6. Operations Pending Closing

(a) After the Effective Date, without Buyer’s prior written consent, which may be provided by electronic mail, and which consent shall not to be unreasonably withheld, conditioned or delayed (provided, however, Buyer’s consent shall be deemed granted in the event Buyer does not object in writing thereto within five (5) business days after Seller requests such consent from Buyer), the Subsidiaries shall not enter into any new Lease or any modification, amendment, restatement, termination, or renewal of any of the Leases except for letters of understanding, certificates, punch lists and other documents contemplated by the applicable Lease; provided, however, the Subsidiaries may enter into such agreements if so required by a Lease (e.g. if a Tenant exercises a renewal option or expansion option). Seller shall promptly deliver a copy of any item described in the preceding sentence entered into or received by Seller (in its capacity as Managing Member of Duke/Hulfish) following the Effective Date. Seller promptly shall deliver to Buyer a copy of any written notice of default given or received by Seller or any Subsidiary under any Lease from and after the Effective Date.

(b) After the Effective Date, the Subsidiaries may enter into standard service, construction, materials and maintenance contracts necessary for operation and maintenance of a Project (e.g. landscaping, security, parking lot sweeping, garbage removal, etc.), so long as such contracts are at competitive rates and terminable upon thirty (30) days’ notice. The execution of such contracts shall not require Buyer’s prior consent, however, Seller shall provide a copy of each said contract to Buyer promptly after its full execution.

(c) After the Effective Date, Seller also shall cause Duke/Hulfish to continue to maintain all casualty, liability and hazard insurance currently in effect with respect to the Projects to the extent such insurance is in place with respect to the Projects as of the Effective Date, or as required under the Leases.

ARTICLE 7. Amendments to Certain Agreements

(a) Covenant Not to Solicit Tenants. At Closing, Buyer and Seller shall execute (or cause to be executed) a certain Amended and Restated Covenant Not to Solicit Tenants (the “Amended Covenant Not to Solicit”) by Seller and Duke Realty Services, LLC in favor of Duke/Hulfish dated December 17, 2010, which amendment in the form attached hereto as Exhibit J shall modify the obligations of Seller and Duke Realty Services, LLC with respect to the Projects set forth on Exhibits A-1 and A-2.

(b) Qualified Future Development Project Agreement. At Closing, Buyer and Seller shall execute (or cause to be executed) a certain Amended and Restated Qualified Future Development Project Agreement (the “Amended QFPDA”) between Seller and Buyer (as successor-in-interest to CBRE Operating Partnership) dated December 17, 2010, which amendment in the form attached hereto as Exhibit K shall modify the obligations of Seller with respect to the Projects set forth on Exhibits A-1 and A-2.

(c) Purchase and Sale Agreement. Seller hereby acknowledges and agrees that Seller shall continue to be obligated under Article 7(b) of that certain Purchase and Sale Agreement by and among Seller, Duke Secured Financing 2009-1PAC, LLC and Duke Realty Ohio (as sellers) and Duke/Princeton (as buyer) dated December 17, 2010 until the earlier of (i) the date on which Buyer sells or transfers the Project known as Norman Pointe II or its interest in the Subsidiary that owns Norman Pointe II or (ii) May 16, 2016 (such obligation being the “Duke GSA Master Lease Obligation”). This subsection (c) of Article 7 shall survive Closing of the transaction.

(d) Property Management Agreements. At Buyer’s request, Manager shall continue to manage the Projects under the existing property management agreements for a period not to exceed ninety (90) days after Closing. Upon the termination of the property management agreement for the Project known as Norman Pointe II, Buyer shall enter into a leasing agreement with Seller or its affiliate pursuant to which Seller or its affiliate shall continue to act as leasing agent for the Norman Pointe II Project (the “NP Leasing Agreement”). The expiration date of the NP Leasing Agreement shall coincide with the expiration of Duke’s Master Lease Obligation. Buyer and Seller shall use commercially reasonable efforts to agree upon the final form of the NP Leasing Agreement prior to Closing. The preceding covenant shall surviving Closing.

(e) Duke/Hulfish Operating Agreement. At Closing, Buyer and Seller shall execute an amendment to the Duke/Hulfish Operating Agreement (“Duke/Hulfish Operating Agreement Amendment”), which amendment in the form attached here as Exhibit M shall reflect the transfers of the membership interests in the Subsidiaries (and indirectly the Projects set forth Exhibits A-1 and A-2) as described in this Agreement.

ARTICLE 8. Buyer’s Conditions to Closing

(a) Conditions. Buyer’s obligation to close under this Agreement is subject to the satisfaction of all of the following conditions (any one of which may be waived in whole or in part by Buyer by notice given in accordance with Article 19) at or prior to Closing):

(i) Seller shall have performed and satisfied each and all of Seller’s obligations under this Agreement with respect thereto.

(ii) Each and all of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all material respects at the Effective Date and the Closing Date.

(iii) Buyer shall have obtained the consents of the holders of the Mortgage Loans with respect to the transactions contemplated under this Agreement, to the extent such consents are required under the Mortgage Loan Documents.

Upon learning of a failure of a condition in this Article 8, or any other condition in this Agreement, Buyer may deliver a Termination Notice to Seller (regardless of the expiration of the Inspection Period), in which case the Earnest Money shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except those which expressly survive the termination of this Agreement. The failure of a condition set forth in this Article 8 shall not be deemed a breach of this Agreement, unless such failure is a default in another express provision of this Agreement.

ARTICLE 9. Seller’s Conditions to Closing

(a) Conditions. Seller’s obligation to close under this Agreement is subject to the satisfaction of all of the following conditions (any one of which may be waived in whole or in part by Seller by notice given in accordance with Article 19) at or prior to Closing:

(i) Buyer shall have performed and satisfied each and all of its respective obligations under this Agreement and the representations and warranties of Buyer hereunder shall be true and correct in all material respects at the Effective Date and the Closing Date.

(ii) The rights of third parties to purchase one or more Projects (if any) shall have been waived. If any purchase right is exercised by a third party, this Agreement shall terminate, and upon such termination Buyer will receive a refund of the Earnest Money from Escrow Agent and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination.

(iii) To the extent that Duke/Hulfish, Seller or any affiliate of Seller has personal liability with respect to any Mortgage Loan pursuant to any guaranty, indemnity or similar instrument in favor of the holder of such Mortgage Loan, the holder(s) of all such Mortgage Loans shall have released Duke/Hulfish, Seller or its affiliate(s) from all such personal liability.

ARTICLE 10. Closing

(a) Time. The Closing shall take place in escrow with the Escrow Agent at 10 a.m. Eastern Time on or before February 28, 2013 (the “Closing Date”), or at such other location or time as Seller and Buyer shall mutually designate.

(b) Seller Closing Deliveries. At Closing, Seller shall deliver (or cause to be delivered by Newco, Duke/Hulfish, Duke/Princeton or the applicable Subsidiaries) the following documents, in the form reasonably satisfactory in form and substance to Seller and Buyer, and properly executed and acknowledged as required:

(i) Assignments of Subsidiary Membership Interests;

(ii) Distribution Agreement;

(iii) First Amended and Restated Newco Operating Agreement;

(iv) Assignment of Seller’s Newco Interest;

(v) Second Amended and Restated Newco Operating Agreement;

(vi) Evidence reasonably satisfactory to Buyer respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and/or the documents required to be delivered hereunder;

(vii) An affidavit of title or other affidavit customarily required of an owner by a title insurer to remove the standard mechanics’ liens and parties in possession exceptions from an owner’s title insurance policy;

(viii) A Closing Statement, prepared by Seller and agreed to by Buyer (the “Closing Statement”);

(ix) A Form 1099-S;

(x) Such transfer tax, certificate of value or other similar documents customarily required of sellers in the jurisdiction in which the Project is located;

(xi) A “bring down” certificate with respect to the representations and warranties of Seller set forth in Article 14(c);

(xii) Amended Covenant Not to Solicit;

(xiii) Amended QFPDA

(xiv) Duke/Hulfish Operating Agreement Amendment;

(xv) Such other documents or instruments as are reasonably necessary to consummate the Closing;

(xvi) All keys, plans, specifications or other personal property relating to the Projects within Seller’s possession or control; and

(xvii) The Amended and Restated Subsidiary Operating Agreements.

(c) Buyer Closing Deliveries. At Closing, Buyer shall deliver the following documents, reasonably satisfactory in form and substance to Seller and Buyer, and properly executed and acknowledged as required:

(i) The Purchase Price less the applicable Earnest Money in immediately available funds, subject to the prorations provided for in this Agreement;

(ii) Distribution Agreement;

(iii) First Amended and Restated Newco Operating Agreement;

(iv) Assignment of Seller’s Newco Interest;

(v) Second Amended and Restated Newco Operating Agreement;

(vi) Evidence reasonably satisfactory to the Seller respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder;

(vii) Original counterparts of the Closing Statement;

(viii) Form 1099-S;

(ix) Such transfer tax, certificate of value or other similar documents customarily required of buyers in the county in which the Project is located;

(x) A “bring down” certificate with respect to the representations and warranties of Buyer set forth in Article 14(a);

(xi) Amended Covenant Not to Solicit;

(xii) Amended QFPDA;

(xiii) Duke/Hulfish Operating Agreement Amendment;

(xiv) The loan releases under the Mortgage Loans in accordance with Article 9(a)(iii);

(xv) Such other documents or instruments as are reasonably necessary to consummate the Closing; and

(xvi) The Amended and Restated Subsidiary Operating Agreements.

ARTICLE 11. Default

(a) Seller Default. In the event of a default by Seller under the terms of this Agreement which is not cured by Seller within five (5) business days after receipt of written notice thereof given by Buyer, Buyer’s sole and exclusive remedies shall be to either: (i) terminate this Agreement, and upon such termination Buyer will receive a refund of the Earnest Money and the parties shall have no further rights or obligations hereunder except for those which expressly survive such termination, or (ii) provided Buyer has tendered all of its required closing documents and has the funds available to close on or before the scheduled Closing Date, seek specific performance of Seller’s obligations under this Agreement; provided that any action by Buyer for specific performance must be filed, if at all, within sixty (60) days after Seller’s default, and the failure to file within such period shall constitute a waiver by Buyer of such right and remedy. Other than the remedies set forth herein, Buyer waives all other claims and causes of action against Seller for breach of Seller’s obligations. This provision shall expressly survive the termination of this Agreement.

(b) Buyer Default. In the event of a default by Buyer under the terms of this Agreement which is not cured by Buyer within five (5) business days after receipt of written notice thereof given by Seller, Seller may, as its sole and exclusive remedy, terminate this Agreement, and upon such termination the Escrow Agent shall disburse the Earnest Money to Seller, and Seller shall be entitled to retain such Earnest Money, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination. It is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages for failure to close, and is intended not as a penalty, but as liquidated damages. This provision shall expressly survive the termination of this Agreement.

ARTICLE 12. Entire Agreement

The parties understand and agree that their entire agreement regarding the purchase and sale of Seller’s Newco Interest is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Agreement. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Agreement. This Agreement may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

ARTICLE 13. Damage or Destruction; Condemnation

(a) Condemnation or Destruction of a Project. Buyer and Seller acknowledge and agree that, notwithstanding any provision of applicable law to the contrary (which Buyer and Seller hereby waive to the fullest extent), neither party shall have any right to terminate this Agreement or obtain a reduction in, abatement of, or credit against, the Purchase Price if all or any of the Projects are taken pursuant to eminent domain proceedings or condemnation or any of the Projects are damaged or destroyed by fire or other casualty, however, the foregoing notwithstanding, twenty percent (20%) (“Seller’s Percentage”) of all awards, insurance proceeds, and other compensation for casualty or condemnation loss shall be credited to Buyer in full at Closing, to the extent such amounts have been paid to Seller prior to Closing, and if paid after Closing, Seller shall have no share in such awards, proceeds and compensation. In addition, Seller’s Percentage of any applicable insurance deductibles shall be credited to Buyer in full at Closing, to the extent such amounts have not been paid by Seller prior to Closing.

(b) Notice. Seller shall immediately notify Buyer of any damage or destruction to a Project or any notice received by Seller regarding the threatening of or commencement of condemnation or similar proceedings. Buyer may elect to postpone the expiration of the Inspection Period or Closing Date for up to thirty (30) days following any casualty or condemnation in order to gather information to determine the facts relevant for this Article 13.

ARTICLE 14. Representations and Warranties

(a) Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the Effective Date as follows:

(i) Buyer is a duly organized and validly formed limited partnership under the laws of the State of Delaware and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

(ii) The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Buyer and the signatories hereto. To Buyer’s knowledge, the consummation of the transaction herein contemplated and the compliance by Buyer with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Buyer is bound.

(iii) Buyer is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to Buyer’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Buyer’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Buyer (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(b) Survival. The representations and warranties of Buyer in Article 14(a) shall survive Closing for a period of one hundred eighty (180) days. As used in Article 14(a), the phrase “Buyer’s actual knowledge” or any derivation thereof shall mean the actual knowledge of Jack A. Cuneo, President of Chambers Street Properties.

(c) Representations and Warranties of Seller. Subject to the disclosures expressly set forth in Exhibit O attached hereto and made a part hereof (the “Disclosure Items”), Seller hereby represents and warrants to Buyer as of the Effective Date as follows:

(i) Authority. Seller is a duly organized and validly formed limited partnership under the laws of the State of Indiana and is not subject to any involuntary proceeding for dissolution or liquidation thereof. Each Subsidiary is a duly organized and validly formed and existing limited liability company under the laws of the State of Delaware, is qualified to do business in the state in which its Project is located, and is not subject to any involuntary proceeding or liquidation thereof.

(ii) Non-Foreign Status. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

(iii) Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Seller and the signatories hereto. To Seller’s knowledge, the consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Seller is bound.

(iv) Executive Order. (a) Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(v) Minnesota. With respect to each Project located in the State of Minnesota, to Seller’s knowledge, (A) there is no “well” located on the Project pursuant to Minn. Stat. § 103.1, (B) there is no “individual sewage treatment system” pursuant to Minn. Stat. § 115.55 on or serving the Project and (C) methamphetamine production has not occurred on the Project, which representation is intended to satisfy the requirements of Minn. Stat. 8 152.0275.

(vi) Title to Interests. Seller holds good and indefeasible title to Seller’s Newco Interest free and clear of all liens, pledges, claims and encumbrances. Seller’s Newco Interest includes all right, title and interest of Seller in and to Newco. Seller has not assigned, conveyed, charged against, granted rights in or encumbered Seller’s Newco Interest or any right, title or interest therein. Except for the documents evidencing or securing the Mortgage Loans, without the consent of Buyer, Seller, as Managing Member of Duke/Hulfish, has not assigned, conveyed, charged against, granted rights in or encumbered (x) the membership interest of Duke/Hulfish in Duke/Princeton, (y) the membership interest of Duke/Princeton in the Duke/Princeton Subsidiaries, or (z) the membership interest of Duke/Hulfish in the Duke/Hulfish Subsidiaries.

(vii) No Litigation. To Seller’s knowledge, there is no active litigation or proceeding filed, or threatened, against Seller, Duke/Hulfish, Duke/Princeton or any Subsidiary in connection with Seller’s Newco Interest or Seller’s membership interest in Duke/Hulfish by a private party or by any federal, state or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(viii) No Option Rights. Except pursuant to the Duke/Hulfish Operating Agreement, any operating agreement of Newco and this Agreement, Seller has not given any option to purchase, right of first refusal to purchase or other right to purchase Seller’s Newco Interest or any portion thereof.

(ix) Tax Matters. To Seller’s knowledge, all material federal, state and local income, franchise, personal property, sales, use and all other tax and information returns required to be filed in respect of Seller’s Newco Interest have been prepared and filed by the dates when due. To Seller’s knowledge, all amounts due and owing in respect of such returns have been paid. To Seller’s knowledge, no governmental authority has undertaken any audit of any material tax or information return filed by Seller concerning Seller’s Newco Interest. Seller is not a “foreign person” as defined in Section 1445 (f)(3) of the Internal Revenue Code of 1986, as amended.

(x) Conflicts. The execution, delivery and performance of this Agreement and Seller’s closing deliveries as set forth in Article 10(b) do not conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any contract, lease, or other agreement or instrument to which Seller is a party or by which Seller is bound. The execution, delivery and performance of this Agreement and Seller’s closing deliveries as set forth in Article 10(b) and the incurrence of the obligations set forth herein and in such closing deliveries will not violate the governing documents of Seller, Duke/Hulfish, Duke/Princeton or any Subsidiary, or any law or regulation to which Seller, Duke/Hulfish, Duke/Princeton or any Subsidiary is bound, nor result in the imposition of a lien or encumbrance upon Seller, Duke/Hulfish, Duke/Princeton or any Subsidiary.

The foregoing representations and warranties of Seller in this Article 14(c) shall be deemed remade by Seller effective as of the Closing Date, subject to the provisions of Article 14(e).

(d) Survival. The representations and warranties of Seller in Article 14(c) shall survive Closing.

(e) Seller’s Knowledge. As used herein, the phrase “Seller’s knowledge” or any derivation thereof shall mean the actual knowledge of Nicholas C. Anthony, Senior Vice President of Duke Realty Corporation and David Fronek, Vice President of Duke Realty Corporation. It shall be a condition to each Closing that the representations and warranties contained in Article 14(c) are true and correct in all material respects at Closing. In the event that Seller or Buyer obtains actual knowledge that any of said representations or warranties becomes inaccurate between the Effective Date and the Closing Date, Seller or Buyer, as applicable, shall immediately notify the other party in writing of such change (a “Notice of Inaccuracy”). The Closing shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects, by written notice delivered to Buyer within five (5) business days after Seller’s receipt of a Notice of Inaccuracy. In the event Seller so cures such change by the date of Closing (as the same may be extended pursuant to this Article 14), this Agreement shall remain in full force and effect. If Seller does not cure such change by the date of the Closing (as the same may be extended pursuant to this Article 14), Buyer may either (a) terminate this Agreement by written notice to Seller, in which case the Earnest Money shall be returned to Buyer and the parties shall have no further rights or obligations, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the Closing pursuant to the remaining terms and conditions of this Agreement without any reduction in the Purchase Price. In the event Buyer elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. In the event a Notice of Inaccuracy is given by Seller to Buyer, the parties shall have the same rights and remedies as in the case of a Notice of Inaccuracy given by Buyer to Seller.

ARTICLE 15. Disclaimer

Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Projects, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Projects with governmental laws, the truth, accuracy or completeness of the documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Projects. Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), Buyer acknowledges and agrees that upon the Closing, the Subsidiaries shall own the Projects “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent otherwise expressly provided in this Agreement. Subject to the express representations of

Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Projects or relating thereto made or furnished by Seller, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of each Project, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary (subject to the limitations of Article 4) to satisfy itself as to the condition of each Project and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from each Project, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement or in the documents delivered by Seller pursuant to Article 10(b). Subject to the express representations of Seller in Article 14(c) or in the documents delivered by Seller pursuant to Article 10(b), upon each Closing, Buyer shall assume the risk that adverse matters relating to each Project, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations.

ARTICLE 16. Limitation of Liability

Notwithstanding anything to the contrary contained herein, after Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed Three Percent (3.0%) of the Purchase Price; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. This provision shall expressly survive Closing or the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, the stated limitation on liability of Seller as set forth in this Article 16 shall not apply to the representations and warranties of Seller contained in Article 14(c)(vi).

ARTICLE 17. Broker

Each party represents hereby to the other that it dealt with no broker in the consummation of this Agreement and each party indemnifies the other from any claim arising from the failure of such representation by the indemnifying party. This Article 17 shall expressly survive Closing.

ARTICLE 18. Recording

It is agreed hereby that this Agreement shall not be filed for recording with any governmental body.

ARTICLE 19. Notices

Any notice or communication which may be or is required to be given pursuant to the terms of this Agreement shall be in writing and shall be sent to the respective party at the address set forth below,

postage prepaid, by Certified Mail, Return Receipt Requested, or by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed or by electronic mail or facsimile transmission with a hard copy sent by mail, or to such other address as either party may designate by notice similarly sent. The attorneys for the respective parties hereto have the authority to send any notice that may be sent by any other party hereto. Notices shall be effective upon receipt.

To Seller:	Duke Realty Corporation 600 E 96th Street, Suite 100 Indianapolis, IN 46240 Attn: Nick Anthony Telecopy: (317) 808-6794 Email: nick.anthony@dukerealty.com

With a copy to:	Duke Realty Corporation 3715 Davinci Court, Suite 300 Peachtree Corners, GA 30092 Attn: Ann Banta Kustoff, Esq. Telecopy: (770) 638-8684 Email: ann.kustoff@dukerealty.com

To Buyer:	CSP Operating Partnership, LP c/o Chambers Street Properties 47 Hulfish Street, Suite 210 Princeton, New Jersey 08542 Attn: Jack A. Cuneo Telecopy: (609) 683-8684 Email: jack.cuneo@cspreit.com

With a copy to:	CSP Operating Partnership, LP c/o Chambers Street Properties 47 Hulfish Street, Suite 210 Princeton, New Jersey 08542 Attn: Hugh O’Beirne, Esq. Telecopy: (609) 683-8684 Email: hugh.obeirne@cspreit.com

With an additional copy to	K&L Gates LLP 599 Lexington Avenue New York, New York 10022-6030 Attn: Jeffrey H. Weitzman, Esq. Telecopy: (212) 536-3901 Email: jeffrey.weitzman@klgates.com

ARTICLE 20. Captions; Exhibits

The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof. All Exhibits attached to this Agreement are made a part hereof and incorporated herein.

ARTICLE 21. Successors and Assigns

Subject to the restrictions in Article 25 below, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 22. Governing Law

The laws of Delaware shall govern the validity, construction, enforcement and interpretation of this Agreement.

ARTICLE 23. Multiple Counterparts

This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Facsimile signatures shall be deemed to have the same full force and effect as original signatures.

ARTICLE 24. Confidentiality

Buyer and Seller may make any announcements to the general public regarding the proposed transaction. Notwithstanding the foregoing, Buyer and Seller agree to cooperate on a joint press release, to be released promptly after Closing.

ARTICLE 25. Prohibition Against Assignment

Except as hereinafter set forth, Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Buyer shall have the right, upon written notice to Seller, but without Seller’s consent, to assign its rights under this Agreement to an entity owned or controlled, directly or indirectly, by Buyer; provided, that Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment, and any assignment shall benefit and be binding upon the parties hereto and their respective successors and assigns.

ARTICLE 26. Financial Accounting Statement

Seller agrees to cooperate with Buyer after the Closing in connection with the preparation and delivery of an audit letter and credit statements required under FAS 141, including making Seller’s books and records relating to the Projects available to Buyer for inspection, copying and audit by Buyer’s representatives at Buyer’s expense. The provisions of this Article shall survive Closing.

ARTICLE 27. Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

ARTICLE 28. Radon Gas Notice

PURSUANT TO FLORIDA STATUTES SECTION 404.056(8), SELLER HEREBY MAKES, AND BUYER HEREBY ACKNOWLEDGES, THE FOLLOWING NOTIFICATION:

RADON GAS: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument as of the day and date first written above.

SELLER:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Realty Corporation, an Indiana corporation, its general partner

By: /s/ Angela Hsu
Name: Angela Hsu
Title: Vice President

BUYER:

CSP OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Chambers Street Properties, a Maryland real estate investment trust, its general partner

By: /s/ Philip L. Kianka
Name: Philip L. Kianka
Title: Executive Vice President